Exhibit 3.1

Origo Acquisition Corporation

(Company No 291201)

(the Company)

I, Edward J. Fred, Chief Executive Officer and director of the above-named Company incorporated in the Cayman Islands and having its Registered Office at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands, and Chairman of a meeting of the shareholders of the Company held on Tuesday, 12 June 2018, HEREBY CERTIFY that the following special resolution was duly passed on 12 June 2018 at a meeting of the shareholders of the Company:

"THAT provided the Company has received confirmation from the Current Management (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on June 1, 2018) on or before June 12, 2018 that the initial Contribution (as defined in the Company's definitive proxy statement filed with the Securities and Exchange Commission on June 1, 2018) will be received by the Company within seven calendar days from June 12, 2018, the Amended and Restated Memorandum and Articles of Association of the Company be amended by amending Article 48.4 by deleting the introduction of such section in its entirety and replacing it with the following:

48.4	In the event that the Company does not consummate a Business Combination by September 12, 2018 or such earlier date as determined by the Directors:

"

Dated this 12th day of June, 2018

By: /s/ Edward J. Fred

Name: Edward J. Fred

Title: Chief Executive Officer and Director